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                                          ROFIN-SINAR TECHNOLOGIES
- PRESS RELEASE -

DRAFT                                   Contact: Thorsten Frauenpreiss
                                                 Gunther Braun
                                                 Rofin-Sinar
                                                 734-455-5400
                                                 - or -
                                                 011-49-40-733-63-256


ROFIN-SINAR REPORTS RESULTS FOR THE FIRST QUARTER FISCAL 2004;
RECORD NET INCOME, STRONG SALES AND ORDER INTAKE

Plymouth, MI / Hamburg, Germany - February 12, 2004 - Rofin-Sinar Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its first fiscal quarter ended December 31, 2003.

FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                                   Three months ended         % Change
                                12/31/03       12/31/02

      Net Sales                  $71,058        $58,144          +22%
      Net Income                  $5,205         $3,458          +51%
      Earnings Per Share
         Diluted Basis             $0.41         $0.30

      The diluted earnings per common share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was
      12.5 and 11.6 million for the fiscal quarters ending December 31, 2003 and 2002.

Dr. Peter Wirth, Chairman of the Board and CEO, commented, "We had an excellent start into our new fiscal year with record earnings and strong sales and order intake. Our Asian sales were on record high as a consequence of the increased demand from the semiconductor and electronic industry."

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FINANCIAL REVIEW

Net sales totaled $71.1 million for the first quarter ended December 31, 2003, a 22% increase over the comparable quarter of fiscal 2003, of which 68% is related to the weakening of the US-dollar mainly against the Euro. Gross profit totaled $27.8 million compared to $22.4 million in the same period of fiscal year 2003 and stayed at 39% of net sales. Net income amounted to $5.2 million, or 7% of net sales, compared to $3.5 million or 6% of net sales in the same period last fiscal year. Diluted earnings per share equaled $0.41 for the quarter based upon
12.6 million weighted average common shares outstanding.

SG&A increased by $2.1 million to $14.0 million and represents 20% of net sales. Net R&D expenses increased by $1.1 million to $5.0 million and represent 7% of net sales.

Sales of lasers for marking and micro applications increased by 29% to $35.0 million, as a consequence of a slight recovery in the semiconductor and electronics business, and represents 49% of total revenues. Sales of laser products used for macro applications increased by 16% to $36.1 million, accounting for the remaining 51% of total sales.

Net sales in North America amounted to $14.2 million, an increase of 18%. In Europe/Asia, net sales increased by 23% to $56.9 million.

Order entry in the quarter was a record high of $72.0 million and resulted in an order backlog of $59.9 million on December 31, 2003.


OUTLOOK

"We expect that the positive trend in the semiconductor and electronics industry continues. It is our goal for the next quarters to continue our expansion in the Asian markets and to further strengthen our position in the US." Dr. Wirth continued.

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 16,000 laser units installed worldwide and serves more than 2,500 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.

A conference call is scheduled today at 11:00 AM (Eastern) / 5:00 PM (CET). This call is also being broadcast live over the internet in listen-only mode. For live webcasting, go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Abbas Qasim at 212-889-4350 or Mark Walter at +44(0) 207 936 0400)

                               (Tables to follow)
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ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)


                                                            Three months           Twelve months
                                                               Ended                   Ended
                                                                                     (audited)
                                                             12/31/03     12/31/02     9/30/03
                                                             --------     --------     -------
- Macro                                                      $36,129      $31,184     $136,715
- Marking/Micro                                               34,929       26,960      121,031
Net Sales                                                     71,058       58,144      257,746

Costs of goods sold                                           43,224       35,701      161,465
                                                             -------      -------     --------

Gross profit                                                  27,834       22,443       96,281

Selling, general and administrative expenses                  13,978       11,855       51,282
Goodwill and intangibles amortization                            449          367        1,654
Research and development expenses                              5,027        3,906       18,060
                                                             -------      -------     --------

Income from operations                                         8,380        6,315       25,285

Other expenses (income)                                        (473)          569        (151)
                                                             -------      -------     --------

Income before income tax and minority interest                 8,853        5,746       25,436

Income tax expense                                             3,385        2,224        9,422
                                                             -------      -------     --------

Income before minority interest                                5,468        3,522       16,014

Minority interest                                                263           64          709
                                                             -------      -------     --------

Net income                                                     5,205        3,458       15,305
                                                             =======      =======     ========

Net income per common share "diluted" basis                    $0.41        $0.30        $1.29


      The diluted earnings per common share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was
      12.5 and 11.6 million for the fiscal quarters ending December 31, 2003 and 2002, and 11.9 million for the fiscal year ended September 30, 2003.


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ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

                                                           (unaudited) (audited)
                                                                At         At
                                                             12/31/03   9/30/03
                                                             --------   -------

ASSETS
   Cash and cash equivalents                                 $43,393    $44,487
   Trade accounts receivable, net                             60,266     64,548
   Inventories net                                            94,828     86,738
   Other current assets                                       10,130      8,736
                                                            --------   --------
          Total current assets                               208,617    204,509
                                                            --------   --------
   Property and equipment, net                                29,276     27,692
   Other non-current assets                                   61,989     59,285
                                                            --------   --------
          Total non-current assets                            91,265     86,977
                                                            --------   --------

          Total assets                                      $299,882   $291,486
                                                            ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
   Short-term debt                                            33,252     35,781
   Accounts payable, trade                                    10,341     12,476
   Other current liabilities                                  64,164     57,493
                                                            --------   --------
          Total current liabilities                          107,757    105,750
                                                            --------   --------
   Long-term debt                                             24,699     33,052
   Other non-current liabilities                              13,446     12,098
                                                            --------   --------
          Total liabilities                                  145,902    150,900
                                                            --------   --------
          Net stockholders' equity                           153,980    140,586
                                                            --------   --------
          Total liabilities and stockholders' equity        $299,882   $291,486
                                                            ========   ========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release, that relates to future plans, market conditions, events, performance, tax issues and others, is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as "anticipate", "believe", "estimate", "expect", "intend", "plan" and "objective" and other similar expressions. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements. These forward looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.

                                       ###

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